As filed with the Securities and Exchange Commission on April 13,
1995
                                                 Registration No. 33-



                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                 FORM S-3

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                            GLOBAL MARINE INC.
          (Exact name of registrant as specified in its charter)

           Delaware                          95-1849298
(State or other jurisdiction of    (IRS employer identification
       or organization)                        number)

                           777 N. Eldridge Road
                           Houston, Texas 77079
                              (713) 596-5100
           (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)



                         James L. McCulloch, Esq.
                    Vice President and General Counsel
                            Global Marine Inc.
                           777 N. Eldridge Road
                           Houston, Texas 77079
                              (713) 596-5100
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
THE PUBLIC: From time to time after the effective date of the registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]



                      CALCULATION OF REGISTRATION FEE

                                                             Proposed          Proposed
                                                              maximum          maximum
                                                              offering        aggregate         Amount of
Title of each class of securities            Amount            price           offering        registration
to be registered                        to be registered     per unit(1)       price(2)             fee
Debt Securities (4)
Preferred Stock, $.01 par value (5)            (3)              (3)               (3)               (3)
Common Stock, $.10 par value (6)

Total                                    $75,000,000(7)        100%         $75,000,000(7)      $25,862.07


                                                   (footnotes on next page)

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.






(1) The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3)  Not applicable pursuant to General Instruction II.D of Form
     S-3.

(4) Subject to note (7) below, there is being registered hereunder an indeterminate principal amount of Debt
     Securities. If any Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $75,000,000 less the dollar amount of any securities previously issued hereunder.

(5) Subject to note (7) below, there is being registered hereunder an indeterminate number of shares of Preferred
     Stock as may be sold, from time to time, by the registrant.

(6) Subject to note (7) below, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the registrant. There are also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion or redemption of Preferred Stock or Debt
     Securities registered hereunder.

(7) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $75,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. The aggregate amount of Common Stock registered hereunder that is offered in an at-the-market offering is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.


                SUBJECT TO COMPLETION, DATED  APRIL 13,1995

PROSPECTUS
                            GLOBAL MARINE INC.

                              DEBT SECURITIES
                              PREFERRED STOCK
                               COMMON STOCK

     Global Marine Inc. (the "Company"), a Delaware corporation, may offer from time to time (a) debt securities ("Debt Securities"), which may be subordinated to other indebtedness of the Company, (b) shares of preferred stock, $.01 par value per share ("Preferred Stock"), or (c) shares of common stock, $.10 par value per share ("Common Stock"), all having an aggregate initial public offering price not to exceed $75,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. The Debt Securities, Preferred Stock, and Common Stock are referred to herein collectively as the "Offered Securities." The Offered Securities may be offered, separately or as units with other Offered Securities in separate series in amounts, at prices and on terms to be determined at or prior to the time of sale.

     The specific terms of the Offered Securities with respect to which this Prospectus is being delivered will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"), together with the terms of the offering of the Offered Securities and the initial price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will include, with regard to the particular Offered Securities, the following information: (a) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any exchangeability, conversion, redemption, prepayment, or sinking fund provisions, the currency or currency unit in which principal, premium, or interest is payable, the designation of the trustee acting under the applicable indenture, and the initial offering price; (b) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, and any conversion or exchange rights; (c) in the case of Common Stock, the number of shares and the terms of the offering and sale thereof; and (d) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. The Prospectus Supplement will also contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Company may sell the Offered Securities directly, through agents designated from time to time, or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters, or dealers and any applicable commissions or discounts and the net proceeds to the Company from such sale will be set forth in the applicable Prospectus
Supplement.

     AN INVESTMENT IN THE OFFERED SECURITIES INVOLVES A HIGH
DEGREE OF RISK.  PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER
THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS."



       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.



          THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF
OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

           The date of this Prospectus is                 , 1995


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.









                           AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the New York Stock Exchange, and such material also can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

          The Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, the "Registration Statement") with respect to the Offered Securities. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits thereto, as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information, reference is hereby made to the Registration Statement and exhibits thereto, which can be inspected and copied at the Commission's public reference facilities and regional offices referred to above.

                        INCORPORATION BY REFERENCE

          The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-5471), are incorporated into this Prospectus by reference:
(a) the Company's Annual Report on Form 10-K for the year ended December 31, 1994; (b) all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since the end of the last fiscal year covered by the Annual Report referred to in (a) above; and (c) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act on March 6, 1989, as amended by Amendment No. 1 thereto on Form 8 filed with the Commission on March 15, 1989. In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

          Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above that have been or may be incorporated by reference in the Prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed to the Secretary, Global Marine Inc., 777 N. Eldridge Road, Houston, Texas 77079, telephone number (713) 596-5100.

                                THE COMPANY

     Global Marine Inc., a Delaware corporation incorporated in 1964, is a major international offshore drilling contractor with a modern, diversified fleet of 28 mobile offshore drilling rigs (all but one of which are owned by the Company), consisting of 24 cantilevered jackup drilling rigs, two semisubmersible drilling rigs, one self-propelled drillship, and one concrete island drilling system. The Company's marine drilling business includes offshore contract drilling and drilling management services on a turnkey basis. Substantially all of the Company's offshore contract drilling operations are conducted by Global Marine Drilling Company ("GMDC"), a wholly-owned subsidiary of the Company. The remainder of the Company's marine drilling business is conducted through Applied Drilling Technology Inc. ("ADTI"), a wholly-owned subsidiary of the Company, and Global Marine Integrated Services-Europe, a division of GMDC, which provide offshore drilling management services. The Company also participates in oil and gas exploration, development and production primarily in the United States through Challenger Minerals Inc. ("CMI"), which is a wholly-owned subsidiary of the Company. Unless otherwise provided, the term "Company" as used in this Prospectus refers to Global Marine Inc. and, unless the context otherwise requires, to the Company's consolidated subsidiaries.

     The Company's principal executive offices are located at 777
N. Eldridge Road, Houston, Texas 77079, and its telephone number is (713) 596-5100.

                            RECENT DEVELOPMENT

     On April 10, 1995, the Company entered into an agreement to sell the Glomar Main Pass III to Dual Drilling Company, the customer that has been leasing the rig from the Company under a bareboat charter. The net proceeds to the Company from the sale, which is expected to close in June 1995, will be approximately $22 million in cash, and the Company expects to recognize a gain of approximately $14 million in the second quarter of 1995.


                             RISK FACTORS

     In addition to the other information contained in this Prospectus and the Prospectus Supplement and incorporated herein by reference, prospective investors should carefully consider the matters set forth below before purchasing any of the Offered Securities.

HIGH LEVERAGE

     Notwithstanding the recapitalization of the Company in 1992, the Company is highly leveraged. As a result, the Company will require substantial cash flow to meet its semiannual interest payment obligations on, and to repay at maturity the principal of, the Company's 12-3/4% Senior Secured Notes due 1999 (the "Senior Secured Notes"). The Company had total indebtedness of $225.0 million at December 31, 1994, as compared with total shareholders' equity of $212.3 million.

LIMITED LIQUIDITY

     The Company believes that it will be able to meet all of its current obligations, including capital expenditures and debt service, from its cash flow from operations and its cash, cash equivalents and marketable securities. The Company's ability, however, to pay the principal amount of the Senior Secured Notes upon maturity in December 1999 from its cash flow from operations would require a substantial improvement in current industry conditions, including an increase in the average dayrate earned by the Company's contract drilling fleet. The Company may have available to it sources of liquidity other than cash flow from the Company's contract drilling fleet, including certain asset sales and equity or debt financings, to retire or otherwise refinance the principal amount of the Senior Secured Notes on or prior to maturity.


RESTRICTIONS ON OPERATIONS

     The ability of the Company to make scheduled semiannual interest payments on, and retire at maturity the principal of, the Senior Secured Notes is dependent on the Company's future performance. The Company's performance is subject to financial, economic and other factors, many of which are beyond its control. In addition, the indenture under which the Senior Secured Notes were issued (the "Senior Notes Indenture") imposes significant operating and financial restrictions on the Company and provides for the granting of a first lien in favor of the trustee under the Senior Notes Indenture, for the benefit of the holders of Senior Secured Notes, on a significant portion of the Company's material assets. Such restrictions affect, and in many respects limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, make investments in third parties, create liens, sell assets, engage in mergers or acquisitions and pay dividends or make other payments. Such restrictions currently prohibit the issuance of certain of the securities, including the Debt Securities, which may be offered by this Prospectus. The highly leveraged position of the Company and the restrictive covenants contained in and liens provided for under the Senior Notes Indenture could significantly limit the ability of the Company to respond to changing business or economic conditions or to respond to substantial declines in operating results.


COMPETITION AND CURRENT OPERATING ENVIRONMENT

     The offshore contract drilling industry is a highly competitive and cyclical business. It is characterized by high capital costs, long lead times for construction of new rigs and numerous industry participants, none of which has a significant market share but several of which have substantially greater financial resources than the Company. Offshore drilling rigs have few alternative uses and, because of their nature and the environment in which they work, have relatively high maintenance costs whether employed or unemployed. Contracts are awarded on a competitive bid basis and, while an operator selecting a rig may consider, among other things, quality of service and equipment, the current oversupply of rigs has led to a market in which intense price competition is the primary factor in determining which qualified contractor is awarded a job. In addition, the Company's offshore drilling business is subject to the usual risks associated with having a limited number of customers for its services.

     Each of the Company's drilling rigs is employed under an individual contract which extends over a period of time covering either a stated term or the time required to drill a well or number of wells. While the final contract for employment of a rig is the result of negotiations between the Company and the customer, most contracts are awarded based upon competitive bidding. The rates specified in drilling contracts are generally on a per day basis, payable in U.S. dollars, and vary depending upon the equipment and services supplied, the areas involved, the duration of the work, competitive conditions and other variables. The contracts provide for a basic dayrate during drilling operations, with no payments or lower rates for periods of equipment breakdown, adverse weather, or other conditions which may be beyond the control of the Company. When a rig mobilizes to or demobilizes from an operating area, a contract may provide for different dayrates, specified fixed amounts, or for no payment during the redeployment period. As a result of competitive conditions within the industry, the Company is, in certain cases, paying the cost of mobilizing to and/or demobilizing from an operating area, thus reducing further the Company's operating margins. A contract may be terminated by the customer if the rig is destroyed or lost, if drilling operations are suspended for a specified period of time due to a breakdown of major equipment or, in some cases, if other events occur that are beyond the control of either party.

     Since 1982, the offshore contract drilling market has been adversely affected by a supply of offshore rigs that has significantly exceeded the demand for such equipment as well as by a reduced level of demand generally for such equipment. The reduced demand principally has been the result of low oil and gas prices, reductions in the exploration and development expenditures of the Company's customers, and prolonged uncertainty and volatility in oil and gas prices. Worldwide military, political and economic events are likely to continue to cause oil and gas price volatility. Factors which influence demand for the Company's services include the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and prices, the level of production by non-OPEC countries, worldwide demand for oil and gas, and contract and other terms sought by various governments to explore and develop oil, gas and other hydrocarbons within their offshore waters. The Company cannot predict the timing or extent of any improvement in the industry or the future level of demand for the Company's drilling services.

     In the North Sea in 1994, volatile oil prices and the reduction in U.K. tax relief for exploration and appraisal expenditures continued to negatively affect demand for offshore drilling services, resulting in low dayrates and utilization. Recent events, however, have resulted in higher North Sea dayrates as operators began contracting available rigs to carry out 1995 drilling programs. The North Sea averaged 76% utilization for the year ended December 31, 1994, with an average of 64 rigs under contract. In West Africa, dayrates and utilization appear to have stabilized during 1994, despite political unrest and volatile oil prices. In West Africa, average industry demand was reflected by 75% utilization for the year ended December 31, 1994, with an average of 24 rigs under contract. The strength in the Gulf of Mexico offshore drilling market in 1994, which was attributable to higher natural gas prices and a growing number of drilling prospects developed from enhanced seismic technology, has resulted in an increase in the supply of rigs competing for jobs in the Gulf, as contractors have relocated a significant number of rigs to the Gulf from weak overseas markets. In the U.S. Gulf of Mexico, average industry demand was reflected by 75% utilization for the year ended December 31, 1994, with an average of 131 rigs under contract. Natural gas prices weakened in late 1994. In response to lower gas prices, demand for offshore drilling rigs in the U.S. Gulf of Mexico declined from late December through mid-February. Gas prices have strengthened recently and drilling demand in the Gulf has stabilized. Unless gas prices continue to strengthen, however, drilling activity in the Gulf is expected to remain depressed.

LOSSES FROM OPERATIONS

     The Company reported a net loss of $35.8 million for 1990, and net income of $1.0 million for 1991 and $57.2 million for 1992. In 1993, the Company reported a net loss of $26.5 million. The Company reported net income of $1.3 million for 1994. Net income for 1992 is primarily attributable to (i) the proceeds from the settlement of the Company's take-or-pay litigation, (ii) an extraordinary gain on the extinguishment of debt in connection with the recapitalization of the Company, (iii) the gain realized upon the sale of one of the Company's High Island class jackup rigs, and, (iv) a lesser extent, to the residual effect of a limited number of drilling contracts with dayrates higher than those subsequently prevailing. The Company would have reported a net loss of $37.1 million in 1992 absent the settlement of its take-or-pay litigation, the gain on extinguishment of debt and the rig sale transaction. Despite reporting net income in 1994, the Company's return to continued profitability will be dependent upon an improvement in the utilization of and dayrates for its drilling units. The Company cannot predict when or if any such return to continued profitability will occur.

LIMITATION ON CASH FLOW FROM OIL AND GAS AND TURNKEY DRILLING
OPERATIONS

     Cash flow from the Company's oil and gas operations and turnkey drilling operations may be limited by certain factors.
In particular, net operating cash flow from the Company's largest gas property, Matagorda Island Block 668, decreased from $12 million in 1992 to $5 million in 1993 and $4 million in 1994, reflecting the fact that previous production imbalances between the Company and its working interest partner in the property were settled in 1992. Capital expenditures during 1994 for oil and gas activities were equal to approximately two-thirds of the net cash flow from the Company's oil and gas properties.

     Cash flow from turnkey drilling operations is dependent on the ability of the Company to obtain and perform successfully turnkey contracts based on competitive bids and the number of such contracts available for bid. Accordingly, the Company's turnkey results of operations may vary widely from year to year.

DIVIDEND RESTRICTIONS

     The Company is restricted from paying dividends (other than stock dividends) on the Common Stock and Preferred Stock under the terms of the Senior Notes Indenture. Accordingly, it is not expected that the Company will declare or pay dividends in the foreseeable future.

OPERATIONAL RISKS AND INSURANCE

     The Company's operations are subject to the usual hazards incident to drilling oil and gas wells, such as blowouts, explosions, oil spills and fires, which can severely damage or destroy equipment or cause environmental damage. The Company's activities are also subject to perils peculiar to marine operations, such as collision, grounding and damage or loss from severe weather. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations.

     The Company maintains insurance coverage against certain general and marine public liability, including liability for personal injury, in the amount of $200 million, subject to a self-insured retention of no more than $250,000 per occurrence. In addition, the Company's rigs and related equipment are separately insured under hull and machinery policies against certain marine and other perils, subject to a self-insured retention generally of no more than $300,000 per occurrence. The Company's current practice is to insure each rig for its market value. Although each rig is insured for more than its carrying value, the Company's insurance may not cover all costs that would be required to replace each rig. The Company purchases the majority of the insurance protecting it from the consequences of these hazards from the marine and energy insurance market. This market historically is cyclical in nature, and over the past few years it has experienced a decline in capacity of available insurance resulting in increased premiums and reduced coverage for the Company. In particular, as a result of historical claims involving damage to the "spud cans" (i.e., the bases of the legs of jackup rigs) of certain of the Company's jackup drilling units, insurers have excluded business interruption coverage with respect to spud can damage incurred after May 3, 1992. Business interruption coverage applies only to business interruptions as a result of a loss insured under hull and machinery policies. The deductible for rig business interruption claims is 30 days. The Company currently purchases rig business interruption insurance with respect to all of its operating rigs; however, the decision to insure a rig against business interruption risks is dependent on a number of factors, including dayrate and utilization levels, and no assurance can be made that the Company will continue to insure any or all of its operating rigs against such risks. All of the Company's rigs which are operated internationally are presently insured against loss due to war, including terrorism.

     The Company is permitted under the terms of the rig mortgages securing the Senior Secured Notes to change the limits on its general and marine public liability insurance to $150 million, and to be subject, with respect to such liability insurance and its marine hull and machinery insurance, to self-insured retention amounts of up to $1 million per occurrence. In addition, the Senior Notes Indenture contains certain restrictions regarding the use of insurance proceeds realized by the Company due to the loss of any Company-owned rig, other than the Glomar Baltic I, the Glomar Adriatic IX, the Glomar Adriatic X and the Glomar Adriatic XI.

     While the general and marine public liability policies cover liability for pollution under most circumstances, they do not cover liability for bringing a well under control following a blowout. In the case of turnkey drilling operations, the Company maintains insurance covering the cost of controlling the well, including any environmental damage resulting therefrom, the cost of cleanup and the cost of redrilling ("well control liabilities") in an amount not less than $20 million per occurrence subject to a self-insured retention of $200,000 per
occurrence.    Under turnkey drilling contracts, the Company
generally assumes the risk of cost of well control, but on occasion the Company receives indemnification from the customer for such risk in excess of the $20 million insurance coverage.
In many instances, however, the Company is not indemnified by its customers for well control liabilities. Furthermore, the Company is not insured against certain drilling risks that could result in delays or nonperformance of a turnkey drilling contract. In connection with the Company's offshore contract drilling operations, the Company is generally indemnified for any cost of well control by its customers; however, in any event, the Company maintains insurance against such liabilities in the amount of $50 million per occurrence, subject to a self-insured retention of $200,000 per occurrence.

     The occurrence of a significant event, including pollution or environmental damage, not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations, could materially and adversely affect the Company's operations and financial condition. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable. See "Governmental Regulation and Environmental Matters."

FOREIGN OPERATIONS

     A significant portion of the Company's revenues is attributable to drilling operations in foreign countries. Such activities accounted for 29%, 44% and 71% of the Company's total revenues in 1994, 1993, and 1992, respectively. Risks associated with the Company's operations in foreign areas include risks of war and civil disturbances or other risks that may limit or disrupt markets, expropriation, nationalization, renegotiation or nullification of existing contracts, foreign exchange restrictions and currency fluctuations, foreign taxation, changing political conditions and foreign and domestic monetary policies. To date, the Company has experienced no material loss as a result of any of these factors. Additionally, the ability of the Company to compete in the international drilling market may be adversely affected by foreign governmental regulations favoring or requiring the awarding of drilling contracts to local contractors, or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, foreign governmental regulations, which may in the future become applicable to the industry served by the Company, could reduce demand for the Company's services, or such regulations could directly affect the Company's ability to compete for customers.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

     The Company's business is affected by changes in public policy and by federal, state, foreign and local laws and regulations relating to the energy industry. The adoption of laws and regulations curtailing exploration and development drilling for oil and gas for economic, environmental and other policy reasons adversely affects the Company's operations by limiting available drilling and other opportunities in the energy service industry.

     The Company's operations are subject to numerous federal, state and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. For example, the Company, as an operator of mobile offshore drilling units in navigable U.S. waters and certain offshore areas, including the Outer Continental Shelf, is liable for damages and for the cost of removing oil spills for which it may be held responsible, subject to certain limitations. The Company's operations may involve the use or handling of materials that may be classified as environmentally hazardous substances. Laws and regulations protecting the environment have generally become more stringent, and may in certain circumstances impose "strict liability," rendering a person liable for environmental damage without regard to negligence or fault. The Company does not believe that environmental regulations have had any material adverse effect on its capital expenditures, results of operations or competitive position to date, and does not presently anticipate that any material expenditures will be required to enable it to comply with existing laws and regulations. It is possible, however, that modification of existing regulations or the adoption of new regulations in the future, particularly with respect to environmental and safety standards, could have such a material adverse effect on the Company's operations.

     The U.S. Oil Pollution Act of 1990 ("OPA '90") and similar legislation enacted in Texas, Louisiana and other coastal states address oil spill prevention and control and significantly expand liability exposure across all spectrums of the oil and gas industry. The Company is of the opinion that it maintains sufficient insurance coverage to respond to the added exposures.

     OPA '90 also mandated increases in the amounts of financial responsibility that must be certified with respect to mobile offshore drilling units and offshore facilities (e.g., oil and gas production platforms, among others) located in U.S. waters. Operators of mobile offshore drilling units, together with operators of vessels, must provide evidence of financial responsibility based on a tonnage formula, which, in the Company's case, would not exceed $15 million for its largest rig located in U.S. waters. The Company may use its current Certificate of Financial Responsibility ("COFR") until June 30, 1995, after which time a COFR complying with the new rule must be obtained. The Company may comply with the requirement by either posting a cash bond, self insuring by providing evidence of adequate U.S. based net worth, or by providing evidence of an insurance policy meeting OPA '90 COFR requirements. Reportably, at least two insurance facilities which would satisfy the COFR requirements of the new rule have been approved by the U.S. Coast Guard. However, no determination has been made whether either of these insurance facilities would be made available to the Company on satisfactory terms, if at all. The Company believes that the probability is remote that it will not be able to satisfy the financial responsibility requirements of the rule as promulgated. Furthermore, the Company believes that it will be able to comply with the COFR requirements, either by self-insuring or by providing evidence of third-party insurance. The Company's inability to comply with the rule, however, might have a material adverse effect on its operations and financial condition. During 1994, 56% of the Company's contract drilling revenues were attributable to operations in U.S. waters, and, as of March 31, 1995, 13 of the Company's 25 rigs then in service were located in U.S. waters.

     Under OPA '90, operators of offshore facilities will be required to certify evidence of financial responsibility in the amount of $150 million. The Department of the Interior ("DOI") is responsible for promulgating regulations implementing the new financial responsibility requirements with respect to offshore facilities, and its regulations are not expected to be finalized until later this year. The Minerals Management Service of the DOI issued an Advance Notice of Proposed Rulemaking in 1993 which contemplated regulations for offshore facilities similar to the Coast Guard regulations. The DOI solicited comments from the offshore oil industry with respect to the proposed regulations, which will also be subject to review and comment before adoption. The DOI regulations, with the regulations promulgated by the Coast Guard, could adversely affect CMI, the Company's wholly-owned oil and gas producing subsidiary, as well as GMDC and ADTI. CMI presently operates an offshore production platform, and ADTI's business and GMDC's operations in the Gulf of Mexico are largely dependent on oil and gas companies' drilling activities which, in turn, ultimately depend on their ability to operate offshore facilities. The Company cannot predict the exact nature or effect of any regulations promulgated under OPA '90.

AVAILABILITY OF FEDERAL INCOME TAX BENEFITS

     As of December 31, 1994, the Company had approximately $1.2 billion of net operating loss carryforwards ("NOLs"), expiring from 1999 to 2009, and $29.0 million in investment tax credit carryforwards ("Credits") expiring from 1995 to 2000. The NOLs and the Credits are subject to review and potential disallowance by the Internal Revenue Service ("IRS") upon audit of the federal income tax returns of the Company. Section 382 of the Internal Revenue Code of 1986, as amended, may impair the future availability of the NOL's and the Credits if there is a change in ownership of more than 50% of the Company's voting securities, including future changes in the ownership of the voting securities. This limitation, if it applied, would limit the utilization of the NOL's and the Credits in each taxable year to an amount equal to the product of the federal long-term tax-exempt bond rate prescribed monthly by the IRS and the fair market value of all the Company's stock at the time of the ownership change. The interpretation of Section 382 is subject to numerous uncertainties. Accordingly, while the Company believes its loss carryforwards are available to it without limitation, such availability is not certain, nor is it certain that such carryforwards, if presently available without limitation, will continue to be available without limitation.

     For alternative minimum tax ("AMT") purposes, NOLs can be used to offset no more than 90% of alternative minimum taxable income ("AMTI"). Thus, to the extent the NOLs of the Company are used to offset its regular taxable income, the Company nevertheless will be required to pay AMT on 10% of its AMTI at the AMT rate of 20%.

CHANGE OF CONTROL PROVISION WITH RESPECT TO SENIOR SECURED NOTES

     Under the Senior Notes Indenture, in the event of a Change of Control of the Company, as defined in the Senior Notes Indenture, the Company would be required, subject to certain conditions, to offer to purchase all outstanding Senior Secured Notes at a price equal to 101% of principal amount, plus accrued interest. As of April 1, 1995, the Company would not have sufficient funds available to purchase all of the outstanding Senior Secured Notes were they to be tendered in response to an offer made as a result of a Change of Control. If, following a Change of Control, the Company has insufficient funds to purchase all of the outstanding Senior Secured Notes tendered pursuant to such an offer, an event of default with respect to the Senior Secured Notes would occur.

POTENTIAL RESTRICTIONS ON SALES OF CAPITAL STOCK TO NON-U.S.
CITIZENS

     Pursuant to U.S. maritime laws, sales of interests in and control of U.S. flag vessels owned by U.S. citizens to non-citizens (including through the sale of stock) require the approval of the Secretary of Transportation, acting through the United States Maritime Administration ("MARAD"). Such transfers would include those resulting in a majority of the outstanding capital stock being held by non-U.S. citizens. Under recently promulgated regulations (except while the United States is at war, during periods of national emergency, or if transfers to non-U.S. citizens would be contrary to declared U.S. policy), all of such transfers of stock are granted approval by MARAD, so long as such transfers are not done in conjunction with a transfer of a rig out of U.S. registry. If an interest in or control of a U.S.-flag vessel were to be transferred to a non-U.S. citizen in violation of U.S. maritime laws without MARAD approval, to the extent such approval is required, such transfer would be void, and the United States would have the power to seek forfeiture of the Company's rigs, seek civil penalties (including fines) and seek enforcement of certain criminal penalties.


                              USE OF PROCEEDS

     Unless otherwise indicated in a Prospectus Supplement with respect to the proceeds from the sale of the particular Offered Securities to which such Prospectus Supplement relates, the net proceeds to be received by the Company from the sale of the Offered Securities will be used for general corporate purposes, which may include, but are not limited to, capital expenditures and the financing of acquisitions.


                    RATIOS OF EARNINGS TO FIXED CHARGES
        AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the Company's consolidated ratio of earnings to fixed charges for each of the years 1994, 1993, 1992, 1991, and 1990. There were no shares of Preferred Stock outstanding during any of the periods indicated; therefore, the combined ratio of earnings to fixed charges and preferred stock dividends would have been the same as below for all periods indicated.

                                    Year Ended December 31,
                         1994       1993      1992       1991       1990
Ratio of earnings
to fixed charges         1.05        .23      1.67       1.07        .42

For purposes of the foregoing ratios (i) earnings represent income before income taxes and cumulative effect of accounting change plus fixed charges excluding interest capitalized, and
(ii) fixed charges represent interest expense, interest capitalized and the portion of rental expense attributable to interest. Earnings for the year ended December 31, 1992 include a $55.0 million gain attributable to the settlement of take-or-pay litigation and an $11.0 million gain on the sale of an offshore drilling rig. Excluding the gains from the litigation settlement and sale of the rig, the ratio of earnings before fixed charges to fixed charges for the year ended December 31, 1992 would have been 0.23, and the additional amount of earnings required to cover fixed charges would have been $35.4 million. The Company's earnings before fixed charges were inadequate on an historical basis to cover fixed charges for the years ended December 31, 1993 and 1990. The additional amount of earnings required to cover fixed charges would have been $26.2 million for 1993 and $34.5 million for 1990.

                      DESCRIPTION OF DEBT SECURITIES

          The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.

          The Debt Securities will be general obligations of the Company and may be subordinated to "Senior Indebtedness" (as defined below) of the Company to the extent set forth in the Prospectus Supplement relating thereto. See "Subordination" below. Debt Securities will be issued under an indenture (the "Indenture") between the Company and one or more commercial banks or trust companies to be selected as trustees (collectively, the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement filed with the Commission. The following discussion of certain provisions of the Indenture is a summary only and does not purport to be a complete description of the terms and provisions of the Indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the Indenture, including the definition therein of terms used below with their initial letters capitalized.

GENERAL

          The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder. The Debt Securities may be issued in one or more series as may be authorized from time to time by the Company. Reference is made to the applicable Prospectus Supplement for the following terms of the Debt Securities of the series with respect to which such Prospectus Supplement is being delivered:

      (a) The title of the Debt Securities of the series;

      (b) Any limit on the aggregate principal amount of the Debt
  Securities of the series that may be authenticated and delivered under the Indenture;

      (c) The date or dates on which the principal and premium, if any, with respect to the Debt Securities of the series are payable;

      (d) The rate or rates (which may be fixed or variable) at which the Debt Securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of Registered Securities), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

      (e) The place or places, if any, in addition to or instead of the corporate trust office of the Trustee (in the case of Registered Securities) or the principal London office of the Trustee (in the case of Bearer Securities), where the principal, premium and interest with respect to Debt
  Securities of the series shall be payable;

      (f) The price or prices at which, the period or periods within which, and the terms and conditions upon which Debt
  Securities of the series may be redeemed, in whole or in part, at the option of the Company or otherwise;

      (g) Whether Debt Securities of the series are to be issued as Registered Securities or Bearer Securities or both and, if Bearer Securities are to be issued, whether coupons will be attached thereto, whether Bearer Securities of the series may be exchanged for Registered Securities of the series, and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

      (h) If any Debt Securities of the series are to be issued as Bearer Securities or as one or more Global Securities representing individual Bearer Securities of the series, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary Bearer Security of the series payable with respect to any interest payment date prior to the exchange of such temporary Bearer Security for definitive Bearer Securities of the series shall be paid to any clearing organization with respect to the portion of such temporary Bearer Security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on such interest payment date; and the terms upon which a temporary Bearer Security may be exchanged for one or more definitive Bearer Securities of the series;

      (i) The obligation, if any, of the Company to redeem, purchase or repay Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or periods within which, and the terms and conditions upon which Debt Securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

      (j) The terms, if any, upon which the Debt Securities of the series may be convertible into or exchanged for Capital Stock (which may be represented by depositary shares), other Debt Securities or warrants for Capital Stock or indebtedness or other securities of any kind of the Company or any other issuer or obligor and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period, and any other additional provisions;

      (k) If other than denominations of $1,000 or any integral multiple thereof, the denominations in which Debt Securities of the series shall be issuable;

      (l) If the amount of principal, premium or interest with respect to the Debt Securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

      (m) If the principal amount payable at the stated maturity of Debt Securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

      (n) Any changes or additions to the provisions of the Indenture dealing with defeasance, including the addition of additional covenants that may be subject to the Company's covenant defeasance option;

      (o) If other than such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts, the coin or currency or currencies or units of two or more currencies in which payment of the principal, premium and interest with respect to Debt Securities of the series shall be payable, and if necessary, the manner of determining the equivalent thereof in United States currency;

      (p) If other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

      (q) The terms, if any, of the transfer, mortgage, pledge or assignment as security for the Debt Securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the Indenture as then in effect;

      (r) Any addition to or change in the Events of Default with respect to the Debt Securities of the series and any change in the right of the Trustee or the holders to declare the principal, premium and interest with respect to such Debt
  Securities due and payable;

      (s) If the Debt Securities of the series shall be issued in whole or in part in the form of a Global Security, the terms and conditions, if any, upon which such Global Security may be exchanged in whole or in part for other individual Debt Securities in definitive registered form, the Depositary for such Global Security, and the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to in the Indenture;

      (t) Any Trustee, authenticating or paying agents, transfer agents or registrars;

      (u) The applicability of, and any addition to or change in, the covenants and definitions then set forth in the Indenture or in the terms then set forth in the Indenture relating to permitted consolidations, mergers or transfers of assets, including conditioning any consolidation, merger or transfer permitted by the Indenture upon the satisfaction of a financial standard by the Company or any successor to the Company;

      (v) The terms, if any, of any guarantee of the payment of principal, premium and interest with respect to Debt
  Securities of the series and any corresponding changes to the provisions of the Indenture as then in effect;

      (w) The subordination, if any, of the Debt Securities of the series pursuant to the Indenture and any changes or additions to the provisions of the Indenture relating to subordination;

      (x) With regard to Debt Securities of the series that do not bear interest, the dates for certain required reports to the Trustee; and

      (y) Any other terms of the Debt Securities of the series
  (which terms shall not be prohibited by the provisions of the Indenture).

  The Prospectus Supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of Debt Securities to which such Prospectus Supplement relates, including those applicable to (a) Bearer Securities, (b) Debt Securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities), (c) Debt Securities with respect to which principal, premium or interest is payable in a foreign or composite currency, (d) Debt Securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ("Original Issue Discount Debt Securities"), and
(e) variable rate Debt Securities that are exchangeable for fixed rate Debt Securities.

  Payments of interest on Registered Securities may be made at the option of the Company by check mailed to the registered holders thereof or, if so provided in the applicable Prospectus Supplement, at the option of a holder by wire transfer to an account designated by such holder. Except as otherwise provided in the applicable Prospectus Supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account in the United States.

  Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee's agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the Prospectus Supplement relating to such Bearer Securities.

  All funds paid by the Company to a paying agent for the payment of principal, premium or interest with respect to any Debt Securities that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the holders of such Debt Securities or any coupons appertaining thereto will thereafter look only to the Company for payment thereof.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities. A Global Security is a Debt Security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding Debt Securities of a series or any portion thereof, in either case having the same terms, including the same original issue date, date or dates on which principal and interest are due, and interest rate or method of determining interest. A Global Security will be deposited with, or on behalf of, a Depositary, which will be identified in the Prospectus Supplement relating to such Debt Securities. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any nominee of the Depositary to a successor Depositary or any nominee of such successor.

  The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities. The
Company anticipates that the following provisions will generally apply to depositary arrangements.

  Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with the Depositary ("participants"). Such accounts shall be designated by the dealers or underwriters with respect to such Debt Securities or, if such Debt Securities are offered and sold directly by the Company or through one or more agents, by the Company or such agents. Ownership of beneficial interests in a Global Security will be limited to participants or persons that hold beneficial interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to interests of participants) or records maintained by participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner or holder of such Global Security, such Depositary or nominee, as the case may be, will be considered the sole owner or holder of the individual Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any of such Debt Securities in definitive form, and will not be considered the owners or holders thereof under the Indenture.

  Subject to the restrictions described under "Limitations on Issuance of Bearer Securities" below, payments of principal, premium and interest with respect to individual Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner or holder of such Global Security. Neither the Company, the Trustee, any paying agent or registrar for such Debt Securities, or any agent of the Company or the Trustee will have any responsibility or liability for (a) any aspect of the records relating to or payments made by the Depositary, its nominee or any participants on account of beneficial interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests, (b) the payment to the owners of beneficial interests in the Global Security of amounts paid to the Depositary or its nominee or (c) any other matter relating to the actions and practices of the Depositary, its nominee or its participants. Neither the Company, the Trustee, any paying agent or registrar for such Debt Securities or any agent of the Company or the Trustee will be liable for any delay by the Depositary, its nominee or any of its participants in identifying the owners of beneficial interests in the Global Security, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes.

  The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest with respect to a definitive Global Security representing any of such Debt Securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security, as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in "street name." Such payments will be the responsibility of such participants.
Receipt by owners of beneficial interests in a temporary Global Security of payments of principal, premium or interest with respect thereto will be subject to the restrictions described under "Limitations on Issuance of Bearer Securities" below.

  If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary, the Company shall appoint a successor depositary. If a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine no longer to have Debt Securities of a series represented by a Global Security and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. Furthermore, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities are issuable as Registered Securities). Individual Debt Securities of such series so issued will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities are issuable as Registered Securities, (b) as Bearer Securities in the denomination or denominations specified by the Company if the Debt Securities are issuable as Bearer Securities or (c) as either Registered Securities or Bearer Securities as described above if the Debt Securities are issuable in either form. See, however, "Limitations on Issuance of Bearer Securities" below for a description of certain restrictions on the issuance of individual Bearer Securities in exchange for beneficial interests in a bearer Global Security.


LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

  The Debt Securities of a series may be issued as Registered Securities (which will be registered as to principal and interest in the register maintained by the registrar for such Debt Securities) or Bearer Securities (which will be transferable only by delivery). If such Debt Securities are issuable as Bearer Securities, certain special limitations and considerations will apply.

  In compliance with United States federal income tax laws and regulations, the Company and any underwriter, agent or dealer participating in an offering of Bearer Securities will agree that, in connection with the original issuance of such Bearer Securities and during the period ending 40 days after the issue date, they will not offer, sell or deliver any such Bearer Security, directly or indirectly, to a United States Person (as defined below) or to any person within the United States, except to the extent permitted under United States Treasury Regulations.

  Bearer Securities will bear a legend to the following effect "Any United States Person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(i) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange, redemption or other disposition of, such Bearer Securities.

  For this purpose, "United States" includes the United States of America and its possessions, and "United States Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

  Pending the availability of a definitive Global Security or individual Bearer Securities, as the case may be, Debt Securities that are issuable as Bearer Securities may initially be represented by a single temporary Global Security, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), or Centrale de Livraison de Valeurs Mobilleres S.A. ("CEDEL") for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive Global Security in bearer form, without coupons attached, or individual Bearer Securities and subject to any further limitations described in the applicable Prospectus Supplement, the temporary Global Security will be exchangeable for interests in such definitive Global Security or for such individual Bearer Securities, respectively, only upon receipt of a "Certificate of Non-U.S. Beneficial Ownership," which is a certificate to the effect that a beneficial interest in a temporary Global Security is owned by a person that is not a United States Person or is owned by or through a financial institution in compliance with applicable United States Treasury regulations. No Bearer Security will be delivered in or to the United States. If so specified in the applicable Prospectus Supplement, interest on a temporary Global Security will be paid to Euroclear or CEDEL with respect to that portion of such temporary Global Security held for its account, but only upon receipt as of the relevant interest payment date of a Certificate of Non-U.S. Beneficial Ownership.

SUBORDINATION

  Debt Securities of a series may be subordinated ("Subordinated Debt Securities") to Senior Indebtedness (as defined below) to the extent set forth in the Prospectus Supplement relating thereto. The Company currently conducts substantially all its operations through subsidiaries, and the holders of Debt Securities (whether or not Subordinated Debt Securities) will be structurally subordinated to the creditors of the Company's subsidiaries.

  Subordinated Debt Securities of a series and any coupons appertaining thereto will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the Prospectus Supplement relating to such Subordinated Debt Securities, to the prior payment of all indebtedness of the Company that is designated as "Senior Indebtedness" with respect to such series. "Senior Indebtedness," with respect to any series of Subordinated Debt Securities, will consist of any indebtedness of the Company that is designated in a resolution of the Company's Board of Directors or the supplemental indenture establishing such series as Senior Indebtedness with respect to such series.

  By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness, as well as certain general creditors of the Company, may recover more, ratably, than the holders of the Subordinated Debt
Securities.

EVENTS OF DEFAULT AND REMEDIES

  The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities:

      (a) Default in the payment of any installment of interest on any Debt Securities of that series or any payment with respect to the related coupons, if any, as and when the same shall become due and payable (whether or not, in the case of Subordinated Debt Securities, such payment shall be prohibited by reason of the subordination provisions described above) and continuance of such default for a period of 30 days;

      (b) Default in the payment of principal or premium with respect to any Debt Securities of that series as and when the same shall become due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase or otherwise (whether or not, in the case of Subordinated Debt Securities, such payment shall be prohibited by reason of the subordination provisions described above);

      (c) Default in the payment of any sinking fund payment with respect to any Debt Securities of that series as and when the same shall become due and payable;

      (d) Failure on the part of the Company to comply with the provisions of the Indenture relating to consolidations, mergers and sales of assets;

      (e) Failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Debt Securities of that series, in any resolution of the Board of Directors of the Company authorizing the issuance of that series of Debt Securities, in the Indenture with respect to such series or in any supplemental indenture with respect to such series (other than a covenant a default in the performance of which is otherwise specifically dealt with) continuing for a period of 60 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25 percent in aggregate principal amount of the Debt Securities of that series at the time outstanding.

      (f) Indebtedness for borrowed money of the Company or any subsidiary of the Company is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of such indebtedness unpaid or accelerated exceeds $20 million or the United States dollar equivalent thereof at the time, and such default remains uncured or such acceleration is not rescinded for 10 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

      (g) The Company or any of its "Significant Subsidiaries" (defined as any subsidiary of the Company that would be a "significant subsidiary" as defined in Rule 405 under the Securities Act as in effect on the date of the Indenture) shall (1) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency or similar law, (2) consent to the institution of, or fail to controvert within the time and in the manner prescribed by law, any such proceeding or the filing of any such petition,
  (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any such Significant Subsidiary or for a substantial part of its property, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors, (6) admit in writing its inability or fail generally to pay its debts as they become due, (7) take corporate action for the purpose of effecting any of the foregoing or (8) take any comparable action under any foreign laws relating to insolvency.

      (h) The entry of an order or decree by a court having competent jurisdiction for (1) relief with respect to the Company or any of its Significant Subsidiaries or a substantial part of any of their property under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any such Significant Subsidiary or for a substantial part of any of their property (except any decree or order appointing such official of any Significant Subsidiary pursuant to a plan under which the assets and operations of such Significant Subsidiary are transferred to or combined with another Significant Subsidiary or Subsidiaries of the Company or to the Company) or (3) the winding-up or liquidation of the Company or any such Significant Subsidiary (except any decree or order approving or ordering the winding-up or liquidation of the affairs of a Significant Subsidiary pursuant to a plan under which the assets and operations of such Significant Subsidiary are transferred to or combined with another Significant Subsidiary or Subsidiaries of the Company or to the Company), and such order or decree shall continue unstayed and in effect for 60 consecutive days or any similar relief is granted under any foreign laws and the order or decree stays in effect for 60 consecutive days;

      (i) Any judgment or decree for the payment of money in excess of $20 million or the United States dollar equivalent thereof at the time is entered against the Company or any Subsidiary of the Company by a court of competent jurisdiction, which judgment is not covered by insurance, and is not discharged and either (1) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or
  (2) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged or waived or the execution thereof stayed and, in either case, such default continues for 10 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding; and

      (j) Any other Event of Default provided with respect to Debt Securities of that series.

An Event of Default with respect to one series of Debt Securities is not necessarily an Event of Default for another series.

  If an Event of Default described in clause (a), (b), (c), (d),
(e), (f), (i) or (j) above occurs and is continuing with respect to any series of Debt Securities, unless the principal and interest with respect to all the Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal amount (or, if Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in such series) of and interest on all the Debt Securities of such series due payable immediately, if an Event of Default described in clause (g) or (h) above occurs, unless the principal and interest with respect to all the Debt Securities of all series shall have become due and payable, the principal amount (or, if any series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in such series) of and interest on all Debt Securities of all series then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Debt Securities. After any such acceleration with respect to Debt Securities of any series, but before a judgment or decree based on such acceleration, the holders of a majority in principal amount of the Debt Securities of such series may, under certain circumstances, rescind and annul such acceleration with respect to such series if all Events of Default with respect to such series, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture.

  If an Event of Default occurs and is continuing, the Trustee shall be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the Debt Securities of the affected series or the Indenture, to prosecute any such action or proceeding to judgment or final decree, and to enforce any such judgment or final decree against the Company or any other obligor on the Debt Securities of such series. In addition, if there shall be pending proceedings for the bankruptcy or reorganization of the Company or any other obligor on the Debt Securities or if a receiver, trustee or similar official shall have been appointed for its property, the Trustee shall be entitled and empowered to file and prove a claim for the whole amount of principal, premium and interest (or, in the case of Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms of such series) owing and unpaid with respect to the Debt Securities. No holder of any Debt Security or coupon of any series shall have any right to institute any action or proceeding upon or under or with respect to the Indenture, for the appointment of a receiver or trustee or for any other remedy, unless (a) such holder previously shall have given to the Trustee written notice of an Event of Default with respect to Debt Securities of that series and of the continuance thereof, (b) the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series shall have made written request to the Trustee to institute such action or proceeding with respect to such Event of Default and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, (c) the Trustee, for 60 days after its receipt of such notice, request, and offer of indemnity shall have failed to institute such action or proceeding and (d) no direction inconsistent with such written request shall have been given to the Trustee pursuant to the provisions of the Indenture.

  The holders of a majority in aggregate principal amount of the Debt Securities of that series at the time outstanding may, on behalf of the holders of all Debt Securities and any related coupons of that series, waive any past default or Event of Default and its consequences for that series, except (a) a default in the payment of the principal, premium or interest with respect to such Debt Securities or (b) a default with respect to a provision of the Indenture that cannot be amended without the consent of each holder affected thereby. In case of any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for all purposes.

  The Trustee shall, within 90 days after the occurrence of a default known to it with respect to a series of Debt Securities, give to the holders of the Debt Securities of such series notice of all uncured defaults with respect to such series known to it, unless such defaults shall have been cured or waived before the giving of such notice; provided, however, that except in the case of default in the payment of principal, premium or interest with respect to the Debt Securities of such series or in the making of any sinking fund payment with respect to the Debt Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such Debt Securities.

MODIFICATION OF THE INDENTURE

  The Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities for one or more of the following purposes:

      (a) To evidence the succession of another person to the Company pursuant to the provisions of the Indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of the covenants, agreements and obligations of the Company in the Indenture and in the Debt Securities;

      (b) To surrender any right or power conferred upon the Company by the Indenture, to add to the covenants of the Company such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of Debt Securities as the Board of Directors of the Company shall consider to be for the protection of the holders of such Debt Securities, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an Event of Default under the Indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the Trustee upon such default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of Debt Securities to waive such default);

      (c) To cure any ambiguity or to correct or supplement any provision contained in the Indenture, in any supplemental indenture or in any Debt Securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of any holders of Debt Securities of any series in any material respect;

      (d) To modify or amend the Indenture in such a manner as to permit the qualification of the Indenture of any supplemental indenture under the Trust Indenture Act as then in effect;

      (e) To add to or change any of the provisions of the Indenture to provide that Bearer Securities may be registerable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to Registered Securities or of principal, premium or interest with respect to Bearer Securities, or to permit Registered Securities to be exchanged for Bearer Securities, so long as any such action does not adversely affect the interests of the holders of Debt Securities or any coupons of any series in any material respect or permit or facilitate the issuance of Debt Securities of any series in uncertificated form;

      (f) To comply with the provisions of the Indenture relating to consolidations, mergers and sales of assets;

      (g) In the case of Subordinated Debt Securities, to make any change in the provisions of the Indenture relating to subordination that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions (but only if such holder of Senior Indebtedness consents to such change);

      (h) To add guarantees with respect to the Debt Securities or to secure the Debt Securities;

      (i) To make any change that does not adversely affect the rights of any holder;

      (j) To add to, change or eliminate any of the provisions of the Indenture with respect to one or more series of Debt Securities, so long as any such addition, change or elimination not otherwise permitted under the Indenture shall
  (1) neither apply to any Debt Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such Debt Security with respect to such provision or (2) become effective only when there is no such Debt Security outstanding;

      (k) To evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one Trustee; and

      (l) To establish the form or terms or Debt Securities and coupons of any series, as described under "General" above.

  With the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected thereby, the Company and the Trustee may from time to time and at any time enter into a supplemental indenture for the purpose of adding any provisions to, changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holder of the Debt Securities of such series; provided, however, that without the consent of the holders of each Debt Security so affected, no such supplemental indenture shall (a) reduce the percentage in principal amount of Debt Securities of any series whose holders must consent to an amendment, (b) reduce the rate of or extend the time for payment of interest on any Debt Security or coupon or reduce the amount of any payment to be made with respect to any coupon, (c) reduce the principal of or extend the stated maturity of any Debt Security, (d) reduce the premium payable upon the redemption of any Debt Security or change the time at which any Debt Security may or shall be redeemed, (e) make any Debt Security payable in a currency other than that stated in the Debt Security, (f) in the case of any Subordinated Debt Security or coupons appertaining thereto, make any changes in the provisions of the Indenture relating to subordination that adversely affects the rights of any holder under such provisions, (g) release any security that may have been granted with respect to the Debt Securities, (h) make any change in the provisions of the Indenture relating to waivers of defaults or amendments that require unanimous consent,
(i) change any obligation of the Company provided for in the Indenture to pay additional interest with respect to Bearer Securities or (j) limit the obligation of the Company to maintain a paying agency outside the United States for payment on Bearer Securities or limit the obligation of the Company to redeem certain Bearer Securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all of its assets, unless the following conditions have been satisfied:

      (a) Either (1) the Company shall be the continuing person in the case of a merger or (2) the resulting, surviving or transferee person, if other than the Company (the "Successor Company"), shall be a corporation organized and existing under the laws of the United States, any State or the District of Columbia and shall expressly assume all of the obligations of the Company under the Debt Securities and coupons and the Indenture;

      (b) Immediately after giving effect to such transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of the Company as a result of such transaction as having been incurred by the Successor Company or such subsidiary at the time of such transaction), no Default or Event of Default would occur or be continuing;

      (c) The Successor Company waives any right to redeem any Bearer Security under circumstances in which the Successor Company would be entitled to redeem such Bearer Security but the Company would not have been so entitled to redeem if the consolidation, merger, conveyance, transfer or lease had not occurred; and

      (d) The Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the Indenture.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

  The Indenture shall generally cease to be of any further effect with respect to a series of Debt Securities if (a) the Company has delivered to the Trustee for cancellation all Debt Securities of such series (with certain limited exceptions) or
(b) all Debt Securities and coupons of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption, and the Company shall have deposited with the Trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all such Debt Securities and coupons (and if, in either case, the Company shall also pay or cause to be paid all other sums payable under the Indenture by the Company).

  In addition, the Company shall have a "legal defeasance option" (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, all of its obligations under such Debt Securities and the Indenture with respect to such Debt Securities) and a "covenant defeasance option" (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, its obligations with respect to such Debt Securities under certain specified covenants contained in the Indenture). If the Company exercises its legal defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default related to the specified covenants.

  The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the Debt Securities of a series only if (a) the Company irrevocably deposits in trust with the Trustee cash or U.S. Government Obligations (as defined in the Indenture) for the payment of principal, premium and interest with respect to such Debt Securities to maturity or redemption, as the case may be, (b) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium and interest when due with respect to all the Debt Securities of such series to maturity or redemption, as the case may be, (c) 123 days pass after the deposit is made and during the 123-day period no default described in clause (g) or
(h) under "Events of Default and Remedies" above with respect to the Company occurs that is continuing at the end of such period,
(d) no Default has occurred and is continuing on the date of such deposit and after giving effect thereto, (e) the deposit does not constitute a default under any other agreement binding on the Company and, in the case of Subordinated Debt Securities, is not prohibited by the provisions of the Indenture relating to subordination, (f) the Company delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, (g) the Company shall have delivered to the Trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance, and (h) the Company delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Debt Securities of such series as contemplated by the Indenture have been complied with.

  The Trustee shall hold in trust cash or U.S. Government Obligations deposited with it as described above and shall apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium and interest with respect to the Debt Securities and coupons of the defeased series. In the case of Subordinated Debt Securities and coupons related thereto, the money and U.S. Government Obligations so held in trust will not be subject to the subordination provisions of the Indenture.

THE TRUSTEE

  The Company may appoint a separate Trustee for any series of Debt Securities. As used herein in the description of a series of Debt Securities, the term "Trustee" refers to the Trustee appointed with respect to such series of Debt Securities.

  The Company may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own Debt Securities.


                       DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of (a) 300,000,000 shares of Common Stock and (b) 10,000,000 shares of Preferred Stock issuable in series. No class of capital stock of the Company entitles the holder thereof to any preemptive rights to purchase or subscribe for shares of any class or any other securities, other than as the Board of Directors may fix.

  The following description of the capital stock of the Company is subject to the detailed provisions of the Company's Restated Certificate of Incorporation, as amended (the "Certificate"), and by-laws as currently in effect (the "By-laws"). This description does not purport to be complete or to give full effect to the terms of the provisions of statutory or common law and is subject to, and qualified in its entirety by reference to, the Certificate and the By-laws, each of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  All issued and outstanding shares of Common Stock are fully paid and nonassessable, and any shares of Common Stock offered hereby will, upon full payment of the purchase price therefor, likewise be fully paid and nonassessable. Each share of Common Stock is entitled to participate equally in dividends, as and when declared by the Company's Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of Preferred Stock. The shares of Common Stock have no preemptive or conversion rights, redemption rights, or sinking fund provisions.

  The outstanding shares of Common Stock are listed on the New
York Stock Exchange and trade under the symbol "GLM."

PREFERRED STOCK

  The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which a Prospectus Supplement may relate. Specific terms of any series of Preferred Stock offered by a Prospectus Supplement will be described in the Prospectus Supplement relating to such series. The description set forth below is subject to and qualified in its entirety by reference to the certificate of designations establishing a particular series of Preferred Stock, which will be filed with the Commission in connection with the offering of such series.

  Under the Certificate, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of Preferred Stock in one or more series. The rights, preferences, privileges, and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption, and liquidation preferences, of the Preferred Stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designations. The specific terms of a particular series of Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following: (a) the maximum number of shares to constitute the series and the distinctive designation thereof; (b) the annual dividend rate, if any, on shares of the series (or the method of calculating such rate), whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, and whether dividends will be cumulative; (c) whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which such shares may be redeemed, including the time during which such shares may be redeemed and any accumulated dividends thereon that the holders of such shares shall be entitled to receive upon the redemption thereof; (d) the liquidation preference, if any, applicable to shares of the series; (e) whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of such shares for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund; (f) the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or another corporation or any series of any other class or classes, or of any other series of the same class, including the price or rate of conversion or exchange and the method, if any, of adjusting the same; (g) the voting rights, if any, on the shares of the series, provided, however, that such voting rights can not be other than one vote per share; and (h) any other preferences and relative, participating, optional, or other special rights or qualifications, limitations, or restrictions thereof.

  The Preferred Stock will, when issued, be fully paid and nonassessable.

  The transfer agent, registrar, and dividend disbursement agent for a series of Preferred Stock will be selected by the Company and will be described in the applicable Prospectus Supplement. The registrar for shares of Preferred Stock will send notices to stockholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

VOTING RIGHTS

  Each holder of shares of Common Stock, except where otherwise provided by law or the Company's Certificate, is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his, her or its name on the books of the Company. Holders of the Preferred Stock, if any, will only be entitled to vote upon the election of directors or upon any questions affecting the Company if and to the extent that the holders of any series of Preferred Stock are granted voting rights fixed for such series by the Board of Directors in the resolution creating such series. In no event will a holder of Preferred Stock be entitled to other than one vote, in person or by proxy, for each share of Preferred Stock standing in his, her or its name on the books of the Company. Certain Business Transactions, as defined in the Company's Certificate and discussed under "Certain Business Transactions" below, require a vote greater than a simple majority.

CLASSIFICATION OF BOARD OF DIRECTORS; CUMULATIVE VOTING

  The Board of Directors of the Company is divided into three classes, as nearly equal in number of directors as possible. The directors of each class serve until the annual meeting of stockholders in the year in which the term of their class expires and until their respective successors are elected and qualified, subject to prior death, resignation, or removal from office.

  Classification of the Board of Directors potentially affects the ability of a substantial stockholder to effect a rapid change in control of the Company. The classification of the Board of Directors may discourage actions to acquire control of the Company by extending the time needed to effect a change in control of the Board of Directors because only a minority of the directors are elected at each annual meeting.

  At all elections of directors of the Company, each stockholder entitled to vote has a number of votes equal to the number of votes to which such stockholder's shares are entitled (without regard to the provision for cumulative voting) multiplied by the number of directors to be elected. Such stockholder may cast all such votes for a single director or may distribute them among the number to be voted for or any two or more of them.

CERTAIN BUSINESS TRANSACTIONS

  The affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Company eligible to vote generally in the election of directors (as of the date of this Prospectus, the shares of Common Stock) (the "Voting Stock") is required to approve certain Business Transactions (as such term is defined in the Company's Certificate). The transactions included in the definition of Business Transaction are those between the Company and an Interested Stockholder or an Affiliate of an Interested Stockholder (as such terms are defined in the Company's Certificate) or, in certain instances, proposed by an Interested Stockholder or Affiliate of an Interested Stockholder and include
(i) any merger or consolidation of the Company or any subsidiary,
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets of the Company with a fair market value of $10 million or more, (iii) with certain exceptions, the issuance or transfer by the Company or any subsidiary of any securities of the Company or any subsidiary in exchange for consideration of $10 million or more, (iv) the adoption of any plan or proposal for liquidation or dissolution of the Company, and (v) any reclassification of securities or recapitalization of the Company which has the effect of increasing the proportionate share of the outstanding shares of any class or series of equity securities of the Company or any subsidiary which is directly or indirectly beneficially owned by any Interested Stockholder or an Affiliate of an Interested Stockholder.

  The provisions of the Company's Certificate described in the preceding paragraph may have the effect of delaying, deferring or preventing a change in control of the Company. The special vote requirement of such provisions may be waived if the Business Transaction is duly approved by the Disinterested Directors (as such term is defined in the Company's Certificate) or if certain fair price, nature of consideration and procedural requirements are met. There is no requirement that a Business Transaction duly approved by the Disinterested Directors meet any minimum price, nature of consideration or procedural requirements.

DELAWARE ANTI-TAKEOVER STATUTE

  The Company is a Delaware corportion and is subject to Section 203 of the General Corporation Law of Delaware ("Delaware Law"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (b) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stsockholder, the interested stockholder owns at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding Company voting stock not owned by the interested stockholder.

  Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Company's Certificate and By-laws contain certain provisions providing for (i) the elimination of the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty, to the extent permitted by
Section 102(b)(7) of Delaware Law and (ii) the indemnification of its directors and officers to the fullest extent permitted by
Section 145 of the Delaware Law, including in circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.


POTENTIAL RESTRICTIONS ON SALES OF CAPITAL STOCK TO NON-U.S.
CITIZENS

  Pursuant to recent amendments to United States maritime laws relating to sales of interests in and control of vessels owned by United States citizens to non-citizens, the Secretary of Transportation, acting through the United States Maritime Administration, has prior consent authority over certain transfers of the Company's capital stock. See "Risk Factors -- Potential Restrictions on Sales of Capital Stock to Non-U.S. Citizens."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.


                           PLAN OF DISTRIBUTION

  The Company may sell the Offered Securities in or outside the United States in any of the following ways: (i) through underwriters or dealers; (ii) through agents; or (iii) directly to one or more purchasers. The accompanying Prospectus Supplement will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and the proceeds to the Company of the sale thereof, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters compensation, and any discounts or concessions allowed or reallowed or paid to dealers. The distribution of the Offered Securities may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) on the New York Stock Exchange (or on such other national stock exchanges on which the Offered Securities may be listed from time to time) in transactions which may include special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of such exchanges, (B) in the over-the-counter market, (C) in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, or (D) through the writing of options on the shares (whether such options are listed on an options exchange or otherwise). Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

  The Company or any underwriter for the Offered Securities may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Company or such underwriter and/or commissions from purchasers of shares for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). Any underwriter of the shares also may receive commissions from purchasers of shares for whom it may act as agent. The Company and any underwriters, broker-dealers or agents that participate in the distribution of shares might be deemed to be underwriters, and any profit on the sale of shares by them and any discounts, commissions or concessions received by any such underwriters, broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

  Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Offered Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

  The Offered Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Offered Securities.


                               LEGAL MATTERS

  Certain legal matters in connection with the Offered
Securities will be passed upon for the Company by James L.
McCulloch, Vice President and General Counsel of the Company, and for any underwriters or agents by a firm named in the Prospectus
Supplement relating to a particular issue of Offered Securities.

                      INDEPENDENT PUBLIC ACCOUNTANTS

  The Company's consolidated balance sheet at December 31, 1994 and 1993 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1994, 1993 and 1992, as incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994 into this Prospectus and the Registration Statement (including the related financial statement schedule which is incorporated by reference) of which this Prospectus is a part, have been incorporated herein in reliance on the report on the audits of the consolidated financial statements, which report includes an explanatory paragraph that describes the Company's adoption of the method of accounting for income taxes, the method of accounting for postretirement benefits other than pensions, and the method of accounting for postemployment benefits, as prescribed by applicable statements of the Financial Accounting Standards Board, and the report on the audits of the consolidated financial statement schedule of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  With respect to the unaudited interim financial information included in the Company's quarterly reports on Form 10-Q subsequently filed pursuant to the Exchange Act and deemed to be incorporated by reference in this Prospectus, it is anticipated that the Company's independent accountants will report that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's subsequent quarterly reports on Form 10-Q and incorporated by reference herein will state that they did not audit and do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on interim financial information should be restricted in light of the limited nature of the review procedures applied. The independent accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on unaudited interim financial information because these reports are not a "report" or a "part" of a registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                  EXPERTS

  The information regarding oil and gas reserves of the Company for each of the three years ended December 31, 1994, 1993 and 1992, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 has been included therein and incorporated by reference into this Prospectus and the Registration Statement of which this Prospectus is a part in reliance upon the reports and the authority as experts of Ryder Scott Company Petroleum Engineeers.

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION
MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE
IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER
OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER
OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.




                    Table of Contents

                                                Page

Available Information                             2
Incorporation by Reference                        2
The Company                                       3
Recent Development                                3
Risk Factors                                      3
Use of Proceeds                                   9
Ratios of Earnings to Fixed Charges and
  Earnings to Fixed Charges and
  Preferred Stock Dividends                       9
Description of Debt Securities                   10
Description of Capital Stock                     22
Plan of Distribution                             25
Legal Matters                                    26
Independent Public Accountants                   26
Experts                                          26





                               GLOBAL MARINE INC.



                               DEBT SECURITIES
                               PREFERRED STOCK
                                COMMON STOCK




                                 PROSPECTUS






                             Dated         , 1995



                                  PART II

                INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The expenses to be paid by the Company in connection with the offering described in this Registration Statement (other than underwriting discounts and commissions) are estimated as follows:

Securities and Exchange Commission registration fee  $25,862.07
NASD filing fee                                           *
Printing                                                  *
Accounting fees and expenses                              *
Legal fees and expenses                                   *
Blue Sky fees and expenses (including counsel fees)       *
Miscellaneous expenses                                    *

                 Total                               $    *



*  To be supplied by amendment.


Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director or officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such director or officer against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

  Section III-11 of the By-laws of Global Marine Inc. provides for indemnification of the directors and officers of Global Marine Inc. to the full extent permitted by law, as now in effect or later amended. Section III-11 of the By-laws provides that expenses incurred by a director or officer in defending a suit or other similar proceeding shall be paid by the Company upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified by the Company.

  Additionally, the Company's Restated Certificate of Incorporation (the "Charter") contains a provision that limits the liability of the Company's directors to the fullest extent permitted by the Delaware General Corporation Law. The provision eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty of care as a director. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to the Company or to stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the declaration or payment of dividends in violation of Delaware law, or in respect of any transaction from which a director receives an improper personal benefit.

  In addition to its Charter and By-law provisions, the Company has taken such other steps as are reasonably necessary to effect its indemnification policy. Included among such other steps is liability insurance provided by the Company for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors or officers of the Company. The Company has also entered into indemnification agreements with individual officers and directors. These agreements generally provide such officers and directors with a contractual right to indemnification to the full extent provided by applicable law and the By-laws of the Company as in effect at the respective dates of such agreements.

  Agreements which may be entered into by the Selling
Stockholder with underwriters, dealers and agents who participate in the distribution of Common Stock may contain provisions relating to the indemnification of the Company's officers and directors.


ITEM 16.  EXHIBITS.

  The following instruments and documents are included as exhibits to this Registration Statement and are filed herewith unless otherwise indicated. Exhibits incorporated by reference are so indicated by parenthetical information.

  1.1 Underwriting Agreement.*

  4.1 Restated Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on March 15, 1989, effective March 16, 1989. (Incorporated herein by this reference to Exhibit 3(i).1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)

  4.2 Certificate of Amendment of the Restated Certificate of
      Incorporation of the Company as filed with the Secretary of State of Delaware on May 11, 1990.
      (Incorporated herein by this reference to Exhibit
      3(i).2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)

  4.3 Certificate of Correction of the Restated Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on September 25, 1990.
      (Incorporated herein by this reference to Exhibit
      3(i).3 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)

  4.4 Certificate of Amendment of the Restated Certificate of
      Incorporation of the Company as filed with the Secretary of State of Delaware on May 11, 1992.
      (Incorporated herein by this reference to Exhibit
      3(i).4 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)

  4.5 Certificate of Amendment of the Restated Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on May 12, 1994. (Incorporated herein by this reference to Exhibit 4.5 of the Registrant's Registration Statement on Form S-3 (No. 33-53691) filed with the Commission on May 18, 1994.)

  4.6 By-laws of the Company as amended on May 10, 1989.
      (Incorporated herein by this reference to Exhibit
      3(ii).1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)

  4.7 Indenture, dated as of December 23, 1992, between the Company and Wilmington Trust Company, as Trustee, with respect to the Senior Secured Notes. (Incorporated herein by this reference to Exhibit 4.5 of Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (No. 33-34013) filed with the Commission on January 22, 1993.)

  4.8 First Priority Naval Mortgage, dated April 29, 1993, from Global Marine Drilling Company to Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.6 of the Registrant's Registration Statement on Form S-3 (No. 33-65272) filed with the Commission on June 30, 1993.)

  4.9 First Preferred Fleet Mortgage, dated December 23, 1992, from Global Marine Drilling Company to Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.7 of Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (No. 33-34013) filed with the Commission on January 22, 1993.)

  4.10 Release of Vessel from Lien of First Preferred Fleet Mortgage, dated April 30, 1993, by Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.8 of the Registrant's Registration Statement on Form S-3 (No. 33-65272) filed with the Commision on June 30, 1993.)

  4.11 First Preferred Fleet Mortgage, dated December 23, 1992, from Global Marine Deepwater Drilling Inc. to Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.8 of Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (No. 33-34013) filed with the Commission on January 22, 1993.)

  4.12 Release of Vessel from Lien of Mortgage, dated January 27, 1993, by Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.6 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)

  4.13 First Priority Naval Mortgage, dated March 17, 1993, from Global Marine Nautilus Inc. to Wilmington Trust Company, as Trustee. (Incorporated herein by the reference to Exhibit 4.10 of the Registrant's Registration Statement on Form S-3 (No. 33-65272) filed with the Commission on June 30, 1993.)

  4.14 Release of Vessel from Lien of First Priority Naval Fleet Mortgage, dated September 8, 1993, by Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.8 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)

  4.15 Supplement No.1, dated September 8, 1993, to First Priority Naval Fleet Mortgage from Global Marine Nautilus Inc. to Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.9 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)

  4.16 Assumption Agreement and Supplement No. 2 dated December 16, 1993, to First Priority Naval Fleet and Mortgage among Global Marine Drilling Company and Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.10 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.)

  4.17 First Preferred Fleet Mortgage, dated December 23, 1992, from Global Marine West Africa Inc. to Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.10 of Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (No. 33-34013) filed with the Commission on January 22, 1993.)

  4.18 First Preferred Ship Mortgage, dated December 23, 1992, from Global Marine Adriatic Inc. to Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.11 of Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (No. 33-34013) filed with the Commission on January 22, 1993.)

  4.19 Assumption Agreement and Supplement No. 1, dated March 4, 1993, to First Preferred Ship Mortgage among Global Marine Adriatic Inc., as Original Mortgagor, Global Marine Drilling Company, as Assuming Mortgagor, and Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.13 of the Registrant's Registration Statement on Form S-3 (No. 33-65272) filed with the Commission on June 30, 1993.)

  4.20 First Preferred Ship Mortgage, dated December 23, 1992, from Global Marine Australia Inc. to Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.12 of Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (No. 33-34013) filed with the Commission on January 22, 1993.)

  4.21 First Preferred Ship Mortgage, dated December 23, 1992, from Global Marine Bismarck Sea Inc. to Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.13 of Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (No. 33-34013) filed with the Commission on January 22, 1993.)

  4.22 First Priority Naval Mortgage, dated March 17, 1993, from Global Marine North Sea Inc. to Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.16 of the Registrant's Registration Statement on Form S-3 (No. 33-65272) filed with the Commission on June 30, 1993.)

  4.23 Subsidiary Pledge Agreement, dated December 23, 1992, between Global Marine Adriatic Inc. and Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.15 of Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (No. 33-34013) filed with the Commission on January 22, 1993.)

  4.24 Subsidiary Pledge Agreement, dated December 23, 1992, between Global Marine Australia Inc. and Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.16 of Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (No. 33-34013) filed with the Commission on January 22, 1993.)

  4.25 Subsidiary Pledge Agreement, dated December 23, 1992, between Global Marine Bismarck Sea Inc. and Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.17 of Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (No. 33-34013) filed with the Commission on January 22, 1993.)

  4.26 Subsidiary Pledge Agreement, dated December 23, 1992, between Global Marine Deepwater Drilling Inc. and Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.18 of Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (No. 33-34013) filed with the Commission on January 22, 1993.)

  4.27 Subsidiary Pledge Agreement, dated December 23, 1992, between Global Marine Drilling Company Inc. and Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.19 of Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (No. 33-34013) filed with the Commission on January 22, 1993.)

  4.28 Subsidiary Pledge Agreement, dated December 23, 1992, between Global Marine Nautilus Inc. and Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.20 of Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (No. 33-34013) filed with the Commission on January 22, 1993.)

  4.29 Subsidiary Pledge Agreement, dated December 23, 1992, between Global Marine North Sea Inc. and Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.21 of Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (No. 33-34013) filed with the Commission on January 22, 1993.)

  4.30 Subsidiary Pledge Agreement, dated December 23, 1992, between Global Marine West Africa Inc. and Wilmington Trust Company, as Trustee. (Incorporated herein by this reference to Exhibit 4.22 of Post-Effective Amendment No. 2 to the Registrant's Registration Statement on Form S-3 (No. 33-34013) filed with the Commission on January 22, 1993.)

  4.31 Form of Indenture between the Company and one or more commercial banks to be named, as trustee.

  4.32    Form of Debt Security.*

  5.1     Opinion and Consent of James L. McCulloch, Vice
          President and General Counsel of the Company.

  12.1    Statement re computation of earnings to fixed charges.

  23.1 Consent of James L. McCulloch (contained in the opinion filed as Exhibit 5.1 hereof).

  23.2    Consent of Coopers & Lybrand L.L.P., Independent
          Accountants.

  23.3    Consent of Ryder Scott Company Petroleum Engineers.

  24.1 Power of Attorney pursuant to which amendments to this Registration Statement may be filed (included on the signature page contained in Part II hereof).

  25.1    Form T-1 Statement of Eligibility under the Trust
          Indenture Act of 1939 of Trustee.**

  99.1 Sale and Purchase Agreement, dated April 10, 1995, between Global Marine Australia Inc. and Dual Drilling
          Company.



*  To be filed, if applicable, as an exhibit to a report on Form
   8-K at the time of the sale of the Offered Securities.
** To be filed at or prior to the time of the sale of the Offered
   Securities.

ITEM 17.  UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i)
               To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)
               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)
               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions outlined in Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b) (2) of the Act.



                     SIGNATURES AND POWER OF ATTORNEY


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 13th day of April, 1995.


                                      GLOBAL MARINE INC.




                                      By:  /s/ Jerry C. Martin
                                           J. C. Martin
                                           Senior Vice President and
                                           Chief Financial Officer



      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry C. Martin, James L. McCulloch and Alexander A. Krezel, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                Title                                   Date


/s/ C. R. Luigs         Chairman of the Board,               April 13, 1995
(C. R. Luigs)           President and Chief
                        Executive Officer

/s/ J. C. Martin        Senior Vice President,               April 13, 1995
(J. C. Martin)          Chief Financial Officer
                        (Principal Financial Officer)
                        and Director

/s/Thomas R. Johnson    Vice President and                   April 13, 1995
(Thomas R. Johnson)     Corporate Controller
                        (Principal Accounting Officer)

/s/ Patrick M. Ahern    Director                             April 13, 1995
(Patrick M. Ahern)

/s/ Donald B. Brown     Director                             April 13, 1995
(Donald B. Brown)

/s/ E. J. Campbell      Director                             April 13, 1995
(E. J. Campbell)

/s/ Peter T. Flawn      Director                             April 13, 1995
(Peter T. Flawn)

/s/ John M. Galvin      Director                             April 13, 1995
(John M. Galvin)

/s/ L. L. Leigh         Director                             April 13, 1995
(L. L. Leigh)

/s/ Sidney A. Shuman    Director                             April 13, 1995
(Sidney A. Shuman)

/s/ William R. Thomas   Director                             April 13, 1995
(William R. Thomas)

/s/ William C. Walker   Director                             April 13, 1995
(William C. Walker)